EXHIBIT 21

Airspan's Subsidiaries

Airspan Communications (Ireland) Ltd.

Airspan Communications Holdings (Ireland)

Airspan Communications Ltd.

Airspan Networks PTY Ltd (Australia) (Subsidiary of Airspan Communications Ltd.)

Airspan Communications (Shanghai) Co. Ltd.

Airspan Networks Eastern Europe Ltd (Subsidiary of Airspan Communications Ltd.)

P.T. Airspan Networks Indonesia

Airspan Networks (Israel) Ltd (Subsidiary of Airspan Communications Ltd.)

Airspan Japan Kabushiki Kaisha

Airspan Networks South Africa Pty Limited

WW Broadband Limited

Radionet Oy, Limited (Subsidiary of Airspan Communications Ltd.)

Radionet Works Oy, Limited (Subsidiary of Radionet Oy)

Radionet Nordic Ab (Subsidiary of Radionet Oy)

ArelNet Ltd (Subsidiary of Airspan Communications Ltd)